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Exhibit 10.45

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

        This Confidentiality and Non-Competition Agreement (this "Agreement") is entered into as a condition of employment with Aspen Technology, Inc. ("AspenTech") by                                    ("Employee") effective as of the first day of Employee's employment by AspenTech.

        Employee acknowledges that AspenTech's business depends on the marketing, license and sale of its proprietary products, know-how, services, and information. Employee will be using this information and, in the course of Employee's work, Employee may develop further information which is important to AspenTech's business. In working with AspenTech's customers, Employee will also have access to their information which AspenTech is obligated to keep confidential. AspenTech desires to be able to impart confidential information to Employee with the knowledge that the information will be used solely for AspenTech's benefit and not in competition with, or to the detriment of AspenTech.

        This Agreement sets forth the terms of Employee's agreement with respect to the handling of proprietary and confidential information and with respect to non-competition. In consideration of and as part of the terms of Employee's employment with AspenTech, Employee agrees as follows:

1.
Confidential Information.    Employee recognizes and acknowledges that Employee will have access to certain confidential information and/or trade secrets during employment with AspenTech, and agrees that, except as required as part of Employee's work with AspenTech, Employee will maintain confidential all data, trade secrets, processes, formulae, inventions, specifications, techniques, methods, designs, working papers, notes, computer programs, software packages, test results, technical know-how, technical data, methods and procedures of operation, customer lists, business or marketing plans, customer lists, proposals, and all other information concerning customers, personnel and financial data, plans, contracts, and proprietary information of AspenTech or of another person or entity and in AspenTech's possession in connection with its business ("Proprietary Information"). This obligation will continue both during and after Employee's employment with AspenTech, but does not apply to information which is or becomes public knowledge through no act or omission of Employee.

2.
Proprietary Rights.    All Proprietary Information in any form, whether patentable or copyrightable or not, which Employee generates either solely or jointly during Employee's employment by AspenTech, excluding information developed outside the scope of employ as approved in writing by Employee's manager, (the "Developments") will be the sole and exclusive property of AspenTech (and in the case of copyrightable material, will be a "WORK MADE FOR HIRE" by the Employee for AspenTech). Employee will promptly and fully disclose all Developments to AspenTech and, if deemed necessary by AspenTech and at AspenTech's expense, will execute and deliver such instruments as AspenTech may request to protect its right, title, and interest in and to any of the Developments.

3.
Records and Equipment.    Immediately upon the termination of Employee's employment, or otherwise on demand by AspenTech, Employee will deliver to AspenTech all Proprietary Information, including without limitation, papers, photographs, drawings, notes, plans, computer programs, tapes, listings, copies of correspondence, memoranda, reports, customer lists, addresses, computers and other materials or equipment made or compiled by Employee or made available to Employee during the course of employment. Employee may not retain any copies without AspenTech's express written permission.

4.
Non-Competition and Non-Solicitation.    In exchange for AspenTech's disclosing Proprietary Information to Employee, Employee agrees that during the term of Employee's employment and for a period of twelve (12) months following the termination thereof for any reason, Employee will not compete with AspenTech without AspenTech's written permission, which shall not be unreasonably withheld. For the purposes of this Agreement, "Competing with AspenTech" means

  4.1.
  during the term of employment (i) soliciting any employee of AspenTech to leave his or her employment with AspenTech or to breach his or her employment obligations with AspenTech, or (ii) working for Employee's own account or that of any firm, partnership, or entity, on any project competitive with AspenTech business;

  4.2.
  with respect to the period before and after termination of employment, (i) directly or through another party soliciting any employee of AspenTech to leave his or her employment with AspenTech or to breach his or her employment obligations with AspenTech, or (ii) working for Employee's own account or that of any firm, partnership, or entity, on any project substantially similar to or competitive with a project on which Employee worked while at AspenTech, or (iii) soliciting AspenTech's customers with whom Employee has dealt during the last twelve months of Employee's employment with AspenTech, either (a) to cease to do business with AspenTech, or (b) to do business with any other firm, partnership, or entity, in actual or proposed competition with AspenTech.

  It is understood that, except as specifically set forth herein, this Agreement does not restrict Employee in the exercise of his or her technical skill subsequent to his or her employment with AspenTech, provided that the exercise of such skill does not involve the disclosure to others of Proprietary Information or the use by the Employee of such Proprietary Information for Employee's benefit, or on behalf of others.

5.
Term.    This Agreement will take effect on the first day of Employee's employment by AspenTech and will continue in full force and effect if Employee's relationship becomes that of a consultant rather than an employee, and shall continue, with respect to Employee's obligations of confidentiality hereunder and Employee's obligations set forth in paragraph 4.2 on Non-Competition and Non-Solicitation, after termination of employment and termination of any consulting relationship. In the event Employee is retained as a consultant, all reference in this Agreement to termination of employment will be construed to mean termination of the consulting relationship.

6.
Severability; Breach.    If any provision of this Agreement is found to be void or is so declared by a court of competent jurisdiction, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect. For violations of this Agreement, Employee understands and agrees that AspenTech shall be entitled to injunctive or other equitable relief as well as the right to recover any damages incurred as a result of such violations.

Please sign where indicated below, upon which this Agreement will be a binding agreement under seal, governed by Massachusetts law.

EMPLOYEE:

Signature:
Printed name:
Date:

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  Exhibit 10.45